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                                                                  Exhibit 4.(B)2

 [English Summary Translation of a Lease Agreement Dated the 4th of July, 2002]

               Lease Agreement (hereinafter: the "New Agreement")

          Entered into and signed in Jerusalem on the 4th of July, 2002

Between:       Kaps-Pharma Ltd.
               of 24 Raul Wallenberg St., Tel-Aviv
               (hereinafter: the "Lessor")

And between:   ViryaNet Ltd.
               of 8 Hamarpe St., Har Hotzvim, Jerusalem
               (hereinafter: the "Lessee")

     WHEREAS, the Lessee leased from the Lessor, within the building located in the Har Hotzvim industrial zone (hereinafter: the "Building"), a total are of 1,404 square meters on the eighth floor of the Building (hereinafter: the "Original Leased Property"), in accordance with the terms and conditions of the agreement for the assignment and transferal of the lease over the premises, which the Lessor, the Lessee and BRM Technologies Ltd. entered into on July 15th, 2001, according to which it was agreed that the Lessee be assigned the lease of BRM Technologies Ltd. entered into on May 1st, 19997 (hereinafter respectively: the "Assignment Agreement" and the "Lease Agreement");

     WHEREAS, the term of the Original Lease Term (as such is defined in the Lease Agreement) has ended and the Lessee has opted not to exercise its option under the Lease Agreement and not extend the term of the Original Lease Term, accordingly the Lease Agreement is to terminate on October 31, 2002;

     WHEREAS, the Lessor desires leasing to the Lessee and the Lessee desires leasing from the Lessor a part of the Original Leased Property and a portion of the parking spaces which were leased to the Lessee under the Lease Agreement, for an additional term;

     WHEREAS, the Lessor and the Lessee have decided, for reasons of convenience, that the terms of the Lease Agreement and the Assignment Agreement shall continue to apply to the Decreased Leased Property (as defined hereinbelow) for additional periods as are set forth in this New Agreement, subject to the amendments as detailed in the New Agreement with respect to the terms of the Lease Agreement and the Assignment Agreement;

     Now, Therefore, it has been stipulated and agreed upon as follows:

     1.   The Preamble to this New Agreement forms an integral part hereof.

     2. The parties agree that, subject to the amendments detailed in the New Agreement hereinabove and hereinbelow, the terms of the Lease Agreement (as amended by the Assignment Agreement) shall apply to the lease of the

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          Decreased Leased Property (as defined hereinbelow) and the Parking
          Spaces (as defined hereinbelow).



3.        The parties agree as follows:

          3.1. As of the 1st of November, 2002, in accordance with the terms of this agreement, the Lessee will lease from the Lessor part of the Original Leased Property as is detailed in the floor-plan attached hereto as Appendix A (hereinafter: the "Decreased Leased Property"). Accordingly, as of the 1st of November, 2002, the term "Premises" in Section 2 of the Lease Agreement shall be replaced with the following language:

               The "Premises": An area of 705.2 square meters (gross) on the eighth floor of the Building, all as detailed and marked in red in the floor-plan attached as Appendix A to this agreement and the Parking Spaces as set forth in Section 7 below."

          3.2. In addition, it is agreed upon that the number of the Lessee's Parking Spaces in the Premises shall change to 24 Parking Spaces, and this update supercedes all corrections, updates or other agreements, including the amendment detailed in Section 6(c)(1) of the Assignment Agreement. Accordingly, it is hereby agreed that, as from November 1st, 2002, Section 7 of the Lease Agreement shall be deleted in its entirety and in its stead the following Section 7 shall replace it:

               "7. Parking

               The floor-plan of the Parking Spaces in the Building is attached as Appendix D to this Agreement and as Appendix B to the New Agreement (hereinafter: the "Parking Space Floor-Plan"). The Lessee shall be entitled to 24 regular Parking Spaces. The Parking Spaces are marked out in red on the Parking Space Floor-Plan and they shall be at the disposal of the Lessee for the term of the lease for its sole use.

               In consideration of the use of the regular Parking Spaces, the Lessee shall pay to the Lessor the rent as detailed in Section 10 below.

               In any event of the end of the lease or its termination, whichever may occurs, the right to use the Parking Spaces shall terminate automatically. The terms of this agreement, insomuch as they apply to the Premises, shall apply to the Parking Spaces as well."

          3.3. It is agreed by the parties that the term of the initial lease over the Decreased Leased Property, as defined in Section 3.1 above, and over the Parking Spaces, as set forth in Section 3.2 above, shall be for 12 months commencing on November 1st, 2002 and until October 31st, 2003 and the term "Original Lease Term" as defined in Section 9(a)

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               of the Lease Agreement shall apply accordingly to the term as detailed in this Section 3.3.



          3.4. It is agreed that the Extended Terms (as such term is defined in the Lease Agreement) shall be updated and amended. Accordingly, it is hereby agreed that as of November 1st, 2002, the first and second paragraphs of Section 9(b) to the Lease Agreement shall be deleted in their entirety, beginning with the words "Subject to the fulfillment by the Lessee of all of its obligations" and until the words "hereinafter the "Extended Term," and in their stead the following first and second paragraphs shall be inserted as follows:

               "b. Subject to the fulfillment by the Lessee of all of its obligations in accordance with this agreement and to its providing notice as detailed herein, the Lessee shall have the option of extending the term of the Original Lease Term by two additional and subsequent lease periods, the first of 12 months and the second of 24 months.

                    Each period of 12 or 24 months as aforesaid shall be defined as an "Extended Term."

          3.5. (A) The parties agree that during the Original Lease Term over the Decreased Leased Property, as defined in Section 3.3 above, and during the Extended Terms over the Decreased Leased Property, both the first and the second, the rent shall be US $11.5 per square meter per month and that the rent for each parking space shall be US $75 per month. It is agreed that this update supercedes all corrections, updates or other agreements, including the amendment detailed in Section 6(b) of the Assignment Agreement. Accordingly, it is hereby agreed that, as from November 1st, 2002, Sections 10(a) and 10(f) of the Lease Agreement shall be deleted in their entirety and Section 10(a) shall be replaced with the following language:

               "a. During the Original Lease Term and the Extended Terms, the Lessee undertakes to pay the Lessor for the Premises a monthly rent of US $11.5 per square meter (gross) of the Lease Premises, as detailed in Section 2 above, and US $ 75 per each Parking Space, which comes out to US $9,909.8 per month (hereinafter: the "Rent")."

               (B) In addition, the parties hereby expressly agree that despite the Lessee's lease the Decreased Leased Property only, in accordance with the terms hereof, the Lessee will continue and pay the Lessor the Refurbishment Fees, as such are defined in
               Section 10(b) of the Lease Agreement, for the entire originally leased premises (i.e. for 1,404 square meters). Despite this, at the request of the Lessee the Lessor has agreed to spread the remainder of the Lessee debt for the Refurbishment Fees over a period of 24 months instead of the originally agreed upon 12 months that remain for the aforementioned

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                    payments according to the original terms of the Lease
                    Agreement, so that it is agreed upon by the parties that, as from November 1st, 2002, the Lessee shall pay the remainder of the Refurbishment Fees to the Lessor in 24 equal monthly installments. Accordingly, it is agreed that, as from November 1st, 2002, Section 10(b) of the Lease Agreement shall be replaced with the following language:

               "b. In addition to and together with the Rent as detailed in Sub-section (a) above, the Lessee shall pay the Lessor for the refurbishment performed on the Premises by the Lessor for the Lessee, all as detailed in Section 5 above, over a period of 24 months thereafter, i.e. as from November 1st, 2002 and until October 31st, 2004 an additional payment for the reimbursement of the cost of refurbishing the Premises, totaling US $2,337.65 per month (hereinafter: the "Refurbishment Fees").

                    It is agreed that, in the event that the Lessee's lease over the Premises terminates for any reason prior to the lapse of such 24 month period as aforesaid in this Section, including as a result of the Lessee's decision not to exercise the first Extended Term, the Lessee shall repay the Lessor in full, immediately upon the termination of the lease whenever such is to occur, the remainder of the Refurbishment Fee as yet then unpaid up to such date."

               (C) For the avoidance of doubt, it is hereby clarified that in accordance with the amendments and corrections above, the monthly Rent over the Premises, as defined in Section 2.2 above, including the Refurbishment Fees (be not including the maintenance fees), shall be as follows:

               (1) During the Original Lease Term over the Decreased Leased Property and during the first Extended Period over the Decreased Leased Property, the Rent shall be US $12,247.45 plus VAT, (2) during the second Extended Term of the Decreased Leased Property the Rent shall be US $9,909.8 plus VAT.

          3.6. In addition to the aforesaid, it is hereby agreed that the work needed to divide and separate the Original Leased Property under to the Lease Agreement (1,404 gross square meters) and its enclosure, according to the orange markings on the renovation plan attached hereto as Appendix C, including the construction work, the modification of the electricity board and the air conditioning in the Premises and all the other work needed to modify the Original Leased Property so as to create the Decreased Leased Property that is to be leased to the Lessee according to this agreement (being the "Premises" as defined in Section 2.2 above, totaling 705.2 square meters (gross) (hereinafter: the "Renovation Work"), including the written authorization of a safety expert approved by the Lessor for the

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               Decreased Leased Property, shall be performed by the Lessee and at the expense of the Lessee during the first week of the month of November, 2002. The parties hereby expressly agree that the performance of the Renovation Work by contractors of the Lessee will be subject to the Lessors prior written approval to the identity of such contractors and to all the plans for the division and renovation connected with the Renovation Work on the Premises.

          3.7. In light of the reduction of the Original Leased Property to the Decreased Leased Property, it is hereby agreed that, as from November 1st, 2002, Section 21(b) of the Lease Agreement shall be replaced with the following language:

               "b. In addition to and without derogating from the rights and remedies afforded to the Lessor under the terms of this agreement and/or under law, the Lessee undertakes that if it does not vacate the Premises in accordance with sub-section
                    (a) above, it shall pay the Lessor, for each day of delay, agreed upon and predetermined usage fees in the sum of three
                    (3) times the daily Rent and maintenance fees. This sum is to be liked to the index from the initial determination of the index to the index as published at the actual time the Premises are vacated."

          3.8. In addition, it is hereby agreed that the Lessee is entitled to deposit with the Lessor an autonomous unconditional bank guarantee drawn out in the favor of Kaps-Pharma Ltd., subject to the terms of Section 22 of the Lease Agreement, mutatis mutandis, of up to a sum equal to the Rent and maintenance fees plus VAT for 6 months for the Decreased Leased Property to be valid for the duration of the Original Lease Term over the Decreased Leased Property and an additional 3 months following the Original Lease Term over the Decreased Leased Property, all in accordance with the terms and conditions detailed in the Lease Agreement. Against deposit of the aforementioned guarantee, the Lessor shall return to the Lessee the bank guarantee in the sum of US $96,466 which the Lessee deposited with the Lessor on October 1, 2001, for the lease of the Original Leased Property in their entirety.

          3.9. It is hereby agreed that as of November 1st, 2002 Section 19(b) of the Lease Agreement shall be amended so that the predetermined liquidated damages set forth therein shall be reduced and reset at US $32,280.

4. For the avoidance of doubt it is hereby clarified that, subject to all the provisions of this agreement, the terms of Section 10 to the Lease Agreement shall continue to apply to the parties, including all of its sub-sections, all as detailed in the Lease Agreement and the Assignment Agreement.

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5.        There shall be no change to any other provision of the Lease
          Agreement. It is hereby agreed on by the parties that the Lease Agreement and the Assignment Agreement, including all of the provisions therein, shall continue to bind the parties, mutatis mutandis, subject to the any express term to the contrary contained in this agreement.

6. For the avoidance of doubt it is hereby clarified that the New Agreement shall apply to the lease of the Decreased Leased Property and the Parking Spaces, all as aforesaid, only as from November 1st, 2002 and with respect to anything having to do with the lease by the Lessee of the Original Leased Property up until the 1st of November, 2002, the provisions of the Lease Agreement and the Assignment Agreement shall continue to bind the parties in accordance with their terms without any amendment.

As evidence hereof we have set forth our signatures:

-------------------------------                -----------------------------

       Kaps-Pharma Ltd.                               ViryaNet Ltd.